Exhibit 23.2
March 12, 2009
Mr. Stephen C. Hathaway
Chief Financial Officer
TomoTherapy Incorporated
1240 Deming Way
Madison, WI 53717
Subject:     Written Consent to Reference Virchow Krause Valuation, LLC Valuation in Annual Report Filing of TomoTherapy Incorporated
Dear Mr. Hathaway:
We consent to the incorporation by reference in this Annual Report on Form 10-K filed pursuant to Section 13 or 15(d) of the of the Securities Exchange Act of 1934, as amended, of the references to our firm under the captions “Experts,” “Compensation Discussion and Analysis,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Consolidated Financial Statements” in the Registration Statement on Form S-1 (No. 333-146219) and related Prospectus. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts’ as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
/s/ Virchow Krause Valuation, LLC
Virchow Krause Valuation, LLC